Exhibit 99.1

Q3 2016 Results Announced for EQT Midstream Partners and EQT GP Holdings

PITTSBURGH--(BUSINESS WIRE)--October 27, 2016--EQT Midstream Partners, LP (NYSE: EQM) today announced third quarter 2016 results, including net income of $126.6 million, adjusted EBITDA of $136.0 million, net cash provided by operating activities of $101.7 million, and distributable cash flow of $125.7 million. EQM operating income was $121.4 million and adjusted operating income was $120.7 million, each 18% higher than the same quarter last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to their most comparable GAAP financial measure as well as important disclosures regarding projected adjusted EBITDA and projected distributable cash flow.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQGP of $53.2 million for the third quarter.

EQM Highlights:

  Acquired Allegheny Valley Connector and several Marcellus gathering systems from EQT
  Placed the Ohio Valley Connector (OVC) pipeline into service
  Completed phase one of header pipeline for Range Resources
  Increased net income guidance for 2016 to $510 - $515 million
  Increased adjusted EBITDA guidance for 2016 to $568 - $573 million
  Raised distributable cash flow guidance for 2016 to $515 - $520 million
  Maintained a 1.4x coverage ratio for the quarter
  Increased EQM per unit distribution by 21% compared to Q3 2015

In December 2013, EQM entered into a capital lease with EQT Corporation (EQT) for the Allegheny Valley Connector facilities (AVC). EQM operated the AVC and the related revenue and expenses were included in its financial statements; however, the monthly lease payment to EQT offset the impact on adjusted EBITDA and distributable cash flow. As a result, third quarter 2016 operating results are discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $3.8 million for the third quarter. The revenue and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release. As a result of EQM’s previously announced acquisition of the AVC, EQM will terminate the capital lease in Q4 2016.

EQM third quarter operating revenue increased $22.0 million and adjusted operating revenue increased $21.4 million, each 15% higher compared to the same quarter last year. The increase was primarily due to higher contracted firm gathering capacity and increased volumetric-based transmission fees from EQT. Operating expenses were up $3.6 million and adjusted operating expenses were up $2.9 million versus the third quarter of 2015, consistent with the growth of the business.

QUARTERLY DISTRIBUTION

EQM

For the third quarter of 2016, EQM will pay a quarterly cash distribution of $0.815 per unit, which will be paid on November 14, 2016 to EQM unitholders of record at the close of business on November 4, 2016. The quarterly cash distribution is 4% higher than the second quarter of 2016 and is 21% higher than the third quarter of 2015.

EQGP

For the third quarter of 2016, EQGP will pay a quarterly cash distribution of $0.165 per unit, which will be paid on November 22, 2016 to EQGP unitholders of record at the close of business on November 4, 2016. The quarterly cash distribution is 10% higher than the second quarter of 2016 and is 59% higher than the third quarter 2015 distribution. For the quarter, EQGP expects to receive $44.3 million of cash distributions from EQM and will distribute $43.9 million.

GUIDANCE

	Previous Guidance	Current Guidance
Full-year 2016 - $MM
Net Income	$505 – $515	$510 – $515
Adjusted EBITDA	$555 – $565	$568 – $573
Distributable Cash Flow	$495 – $505	$515 – $520

Q4 2016 - $MM
Net Income	–	$130 – $135
Adjusted EBITDA	–	$152 – $157

EQM forecasts a per unit distribution of $3.19 for 2016, which is 21% higher than the 2015 per unit distribution of $2.635. EQM also reiterates its 20% per unit distribution growth target in 2017.

EQGP forecasts a per unit distribution of $0.625 for 2016, which is 56% higher than the pro-forma full-year 2015 per unit distribution of $0.40. For 2017, EQGP is expecting per unit distribution growth of at least 40%.

EQM is unable to provide a projection of its full-year 2016 net cash provided by operating activities, the most comparable financial measure to distributable cash flow calculated in accordance with GAAP. Please see the Non-GAAP Disclosures section of this news release.

EQM CAPITAL EXPENDITURES

Expansion

Expansion capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $181 million in the third quarter and $523 million year-to-date. EQM forecasts 2016 total expansion capital expenditures, including capital contributions to MVP JV and capital expenditures related to the recently acquired assets, of approximately $660 million.

		2016	2016 Full-year
$MM	Q3 2016	Year-to-date	Forecast
Ohio Valley Connector	$61	$204	$220
Header Pipeline	$43	$141	$180
Gathering	$37	$86	$115
Mountain Valley Pipeline	$36	$76	$100
Other Transmission & AVC	$4	$16	$45
Total	$181	$523	$660

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $4 million in the third quarter 2016 and $9 million year-to-date. EQM continues to forecast full-year 2016 ongoing maintenance capital expenditures of approximately $25 million.

ASSET ACQUISITION FROM EQT

Effective October 1, 2016, EQM acquired the AVC and several Marcellus gathering systems from EQT for $275 million in cash. The acquisition was funded with borrowings from the revolving credit facility and is expected to be immediately accretive to distributable cash flow per unit. The acquired assets are expected to contribute approximately $10 million to EQM’s adjusted EBITDA in 2016, $47 million in 2017, and $65 million in 2018. EQM expects to invest approximately $50 million in AVC related growth projects and $105 million in gathering expansions, including installation of 20 miles of gathering pipeline and four compressor units. A majority of the growth capex is expected to be invested by the end of 2018. The Non-GAAP Disclosures section of this news release provides important disclosures regarding projected net income and projected adjusted EBITDA.

PROJECT UPDATE

Ohio Valley Connector

On October 1, 2016, the OVC began transportation service from northern West Virginia to Clarington, Ohio. The 37-mile pipeline extension provides shippers access to Midwest and Gulf Coast markets through a connection with the Rockies Express pipeline, as well as planned interconnects with the Texas Eastern Transmission line and the Rover Pipeline project. EQM has a 20-year transportation service agreement with EQT for a total of 650 MMcf per day of firm transmission capacity on the OVC.

Header Pipeline

On October 1, 2016, phase one of the natural gas header pipeline for Range Resources was placed into service, providing 75 MMcf per day of firm capacity. EQM continues construction on the project’s second phase, which will increase the firm capacity to 600 MMcf per day and is expected to be in-service in Q2 of 2017. The project is backed by a ten-year firm capacity reservation commitment.

Mountain Valley Pipeline

On September 16, 2016, FERC issued the Draft Environmental Impact Study for the Mountain Valley Pipeline project. Based on the previously issued Notice of Schedule by FERC, MVP JV expects the Final Environmental Impact Study to be published in March 2017. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms and is targeting a late 2018 in-service date.

NON-GAAP DISCLOSURES

EQM Adjusted EBITDA and Distributable Cash Flow

As used in this news release, EQM adjusted EBITDA means EQM’s net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash long-term compensation expense (if applicable) less equity income, AFUDC - equity, and capital lease payments. As used in this news release, distributable cash flow means EQM adjusted EBITDA less interest expense excluding capital lease interest, capitalized interest and AFUDC - debt, and ongoing maintenance capital expenditures net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;
  EQM’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities, as well as the future impact of the acquired assets on EQM’s results of operations and financial condition.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s results of operations and financial condition. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

EQM has not provided projected net cash provided by operating activities or reconciliations of its projected adjusted EBITDA and projected distributable cash flow to projected net income and projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP. EQM is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQM is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, EQM is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected distributable cash flow to projected net cash provided by operating activities. EQM has not provided the projected net income of the acquired assets, the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of the projected EBITDA of the acquired assets to the projected net income of the acquired assets, because EQM does not forecast interest expense or net income on acquisitions. Further, EQM does not provide guidance with respect to the intra-year timing of its or MVP JV’s capital spending, which impact AFUDC-debt and equity and equity earnings, among other items, that are reconciling items between adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of net income, adjusted EBITDA and distributable cash flow to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected adjusted EBITDA to projected net income is not available without unreasonable effort.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended
September 30, 2016
Operating revenues:
Transmission and storage	$77,430
Gathering	93,406
Total operating revenues	170,836
Operating expenses:
Operating and maintenance	17,669
Selling, general and administrative	16,112
Depreciation and amortization	15,704
Total operating expenses	49,485
Operating income	121,351
Other income	12,879
Interest expense	7,662
Net income	$126,568
Add:
Interest expense	7,662
Depreciation and amortization expense	15,704
Less:
Equity income	(2,700)
AFUDC - equity	(7,412)
Capital lease payments for AVC(1)	(3,786)
Adjusted EBITDA	$136,036
Less:
Interest expense excluding capital lease interest	(2,926)
Capitalized interest and AFUDC – debt	(3,171)
Ongoing maintenance capital expenditures
net of expected reimbursements	(4,230)
Distributable cash flow	$125,709
Distributions declared(2):
Limited Partner	$65,674
General Partner	26,534
Total	$92,208
Coverage ratio	1.36x

Three Months Ended
(Thousands)	September 30, 2016

Net cash provided by operating activities	$101,673
Adjustments:
Capital lease payments for AVC(1)	(3,786)
Capital lease interest expense	4,736
Capitalized interest and AFUDC – debt	(3,171)
Ongoing maintenance capital expenditures
net of expected reimbursements	(4,230)
Other, including changes in working capital	30,487
Distributable cash flow	$125,709
(1)	Reflects capital lease payments due under the lease. These lease payments are generally made on a one-month lag.
(2)

Reflects cash distribution of $0.815 per limited partner unit for the third quarter and 80,581,758 million limited partner units outstanding as of September 30, 2016. If limited partner units are issued on or prior to November 4, 2016, the aggregate level of all distributions will be higher than reflected.

EQM Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

EQM adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate EQM’s performance. The AVC did not have a net positive or negative impact on EQM’s adjusted EBITDA or distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in EQM’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

	Three Months Ended September 30, 2016
		Adjustment	Adjusted
	Reported	to exclude	Results
(Thousands)	Results	AVC	(excludes AVC)
Operating revenues:
Operating revenues – affiliate	$130,360	$–	$130,360
Operating revenues – third party	40,476	(6,659)	33,817
Total operating revenues	170,836	(6,659)	164,177

Operating expenses:
Operating and maintenance	17,669	(1,334)	16,335
Selling, general and administrative	16,112	(1,539)	14,573
Depreciation and amortization	15,704	(3,163)	12,541
Total operating expenses	49,485	(6,036)	43,449
Operating income	121,351	(623)	120,728
Other income	12,879	–	12,879
Interest expense	7,662	(4,736)	2,926
Income before income taxes	$126,568	$4,113	$130,681

	Three Months Ended September 30, 2015
		Adjustment	Adjusted
	Reported	to exclude	Results
(Thousands)	Results	AVC	(excludes AVC)
Operating revenues:
Operating revenues – affiliate	$111,575	$—	$111,575
Operating revenues – third party	37,214	(5,997)	31,217
Total operating revenues	148,789	(5,997)	142,792

Operating expenses:
Operating and maintenance	18,456	(1,489)	16,967
Selling, general and administrative	14,205	(1,430)	12,775
Depreciation and amortization	13,217	(2,410)	10,807
Total operating expenses	45,878	(5,329)	40,549
Operating income	102,911	(668)	102,243
Other income	2,469	–	2,469
Interest expense	11,264	(5,567)	5,697
Income before income taxes	$94,116	$4,899	$99,015

Q3 2016 Webcast Information

EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include third quarter 2016 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, and specific reference to EQM and EQGP third quarter 2016 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements

The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the third quarter 2016 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s transmission and storage and gathering revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital contributions and capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected net income, projected adjusted EBITDA, projected EBITDA and projected distributable cash flow; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the expected cash distributions from EQT Energy Supply, LLC; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2015 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended
	September 30,
(Thousands, except per unit amounts)	2016	2015
Operating revenues(1)	$170,836	$148,789

Operating expenses:
Operating and maintenance	17,669	18,456
Selling, general and administrative	16,112	14,205
Depreciation and amortization	15,704	13,217
Total operating expenses	49,485	45,878
Operating income	121,351	102,911
Other income	12,879	2,469
Interest expense	7,662	11,264
Net income	$126,568	$94,116

Calculation of limited partner interest in net income:
Net income	$126,568	$94,116
Less:
General partner interest in net income – general partner units	(2,227)	(1,860)
General partner interest in net income – incentive distribution rights	(24,912)	(12,655)
Limited partner interest in net income	$99,429	$79,601

Net income per limited partner unit - basic	$1.23	$1.12
Net income per limited partner unit - diluted	$1.23	$1.12

Weighted average limited partner units outstanding – basic	80,599	70,929
Weighted average limited partner units outstanding – diluted	80,599	71,086
(1)	Operating revenues included affiliate revenues of $130.4 million and $111.6 million for Q3 2016 and Q3 2015, respectively.

EQT Midstream Partners, LP
Operating Revenues

	Three Months Ended
	September 30,
(Thousands)	2016	2015
Transmission and Storage
Firm reservation fee revenues	$59,610	$57,238
Volumetric based fee revenues:
Usage fees under firm contracts(1)	14,600	11,200
Usage fees under interruptible contracts	3,220	1,468
Total volumetric based fee revenues	17,820	12,668
Total transmission and storage revenues	$77,430	$69,906
Gathering
Firm reservation fee revenues	$80,735	$64,091
Volumetric based fee revenues:
Usage fees under firm contracts(1)	10,024	8,562
Usage fees under interruptible contracts	2,647	6,230
Total volumetric based fee revenues	12,671	14,792
Total gathering revenues	$93,406	$78,883
(1)	Includes commodity charges and fees on volumes transported or gathered in excess of firm contracted capacity.

EQT Midstream Partners, LP
Operating Results

	Three Months Ended
	September 30,
	2016	2015
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)
Firm capacity reservation	1,385	1,702
Volumetric based services(1)	606	292
Total transmission pipeline throughput (excluding AVC)	1,991	1,994

Average contracted firm transmission reservation commitments (excluding AVC)	2,241	2,266

AVC transmission pipeline throughput	59	57

Gathered volumes
Firm reservation	1,523	1,120
Volumetric based services(1)	342	386
Total gathered volumes	1,865	1,506

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures(2)	$ 145,489	$ 80,078
Maintenance capital expenditures:
Ongoing maintenance	4,645	11,562
Funded regulatory compliance	511	535
Total maintenance capital expenditures	5,156	12,097
Total capital expenditures	$ 150,645	$ 92,175
(1)	Includes volumes transported or gathered under interruptible contracts and volumes in excess of firm contracted capacity.
(2)	Does not include capital contributions made to MVP JV. In Q3 2016, EQM made capital contributions of $35.6 million to MVP JV.

EQT GP Holdings, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended
	September 30,
(Thousands, except per unit amounts)	2016	2015
Operating revenues(1)	$170,836	$148,789

Operating expenses:
Operating and maintenance	17,669	18,456
Selling, general and administrative	16,688	14,539
Depreciation and amortization	15,704	13,217
Total operating expenses	50,061	46,212
Operating income	120,775	102,577
Other income	12,879	2,469
Interest expense	7,660	11,266
Income before income taxes	125,994	$93,780
Income tax expense	–	–
Net income	125,994	93,780
Net income attributable to noncontrolling interests	72,836	55,644
Net income attributable to EQT GP Holdings, LP	$53,158	$38,136

Net income per limited partner unit – basic and diluted	$0.20	$0.14

Weighted average limited partner units outstanding – basic and diluted	266,176	266,168
(1)	Operating revenues included affiliate revenues of $130.4 million and $111.6 million for Q3 2016 and Q3 2015, respectively.

CONTACT:
EQT Midstream Partners and EQT GP Holdings
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com